Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-280420) of Companhia de Saneamento Básico do Estado de São Paulo - SABESP of our reports dated April 29, 2026, with respect to the consolidated financial statements of Companhia de Saneamento Básico do Estado de São Paulo - SABESP, and the effectiveness of internal control over financial reporting of Companhia de Saneamento Básico do Estado de São Paulo - SABESP, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda.

São Paulo, Brazil

April 29, 2026.